Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation FY ‘05 Revenue $45.0M

Net Income $2.7M or $0.10 Per Diluted Share

Q4 Revenue Up 38% to $13.3M

Net Income $881,000 or $0.03 Per Diluted Share

Bethel, CT, August 31, 2005 — Memry Corporation (AMEX: MRY) reported today that revenue in the fiscal year ended June 30, 2005 rose 30% to a record $45,008,000, compared with $34,492,000 reported in the previous fiscal year. Net income was $2,725,000, or $0.10 per diluted share, compared with net income of $2,378,000, or $0.09 per diluted share, in the previous year. Pretax income for FY ‘05 was $4,408,000, compared with pretax income of $3,217,000 in FY ‘04.

For the fourth fiscal quarter ended June 30, 2005, revenue increased 38% to a record $13,345,000, compared with $9,658,000 in the fourth fiscal quarter of 2004. Fourth quarter net income was $881,000, or $0.03 per diluted share, compared with net income of $1,288,000, or $0.05 per diluted share, in the comparable period of 2004. Both the full-year and fourth quarter net income for fiscal 2004 included a $350,000 research and development tax credit.

James G. Binch, CEO of Memry, said, “Fiscal year 2005 was a superb year for Memry Corporation highlighted by the November acquisition of Putnam Plastics Corporation, one of the leading specialty polymer extrusion companies serving the medical device industry. Putnam added to our revenue stream with $8,033,000 in shipments of polymer extrusion components during the last eight months of the fiscal year. Putnam sales are expected to contribute 25% or more of total revenue going forward. Already Putnam is helping to smooth the growth of our revenue stream and will contribute to higher gross margins. In addition to new product lines that are enhancing revenue, the acquisition immediately provided us with incremental customers, new marketing avenues and important new materials capabilities that fit extremely well with our shape memory alloy business.

“Fiscal year 2005 was also a year of solid improvement for our core shape memory alloy business, which is primarily focused on the medical device component markets. Nitinol-related revenues were up 7% from the previous fiscal year to $36,975,000. We experienced growth in both nitinol wire-based and tube-based stent components as well as arch wire and guidewire products. These gains were offset by a decrease in revenue from super elastic tube, reflecting inventory adjustments and loss of market share by certain customers.

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“We benefited from shipments of new medical device prototypes that we anticipate will lead to increased future shipments of commercial products. The Putnam addition has generated new inquiries from customers and enhanced our capabilities for engineering and delivering highly complex bundled components. We are providing customized nitinol components that we can integrate into completed access or delivery systems fabricated with sophisticated co-extrusion polymer systems from Putnam. Examples include nitinol or stainless steel reinforced catheters, delivery sheaths, complete guidewire systems and numerous other applications. By combining the talents of both organizations, we are able to solve complex and unique new design requirements, thus enabling us to meet a broader range of needs than was previously possible.”

Chief Financial Officer Robert P. Belcher said, “For the year ended June 30, 2005, operating expenses rose 16%, including amortization of intangible assets associated with the acquisition of Putnam. As a percentage of revenue, operating expenses decreased from 31% to 27%. Cost of revenues rose 31% to $27,095,000, primarily reflecting the acquisition of Putnam. In addition, there was a shift in focus of staff engineers at Memry’s nitinol operations from new process development to manufacturing support.

“On June 30, 2005, the company prepaid $2,500,000 of its subordinated debt in order to eliminate a portion of the 17% interest expense associated with this part of the Putnam acquisition financing. We are pleased that we have been able to pay down this debt while ending the fiscal year with over $4,000,000 in cash on our balance sheet,” said Belcher.

Binch said, “Looking forward, we have said previously that the company is targeting an annualized revenue run rate of $100,000,000 in three years, based on a combination of internal growth and the accomplishment of another synergistic acquisition. The Putnam acquisition has reinforced Memry’s position as a strategic supplier of enabling technologies, products and services to the medical device industry. We expect to make progress in the coming year on our objective to become the leading supplier of components and sub-assemblies to the medical device industry. We are specifically focused on providing high value-added solutions to assist in the diagnosis and treatment of diseases using less invasive technologies and procedures. In doing so, we also are continuing our efforts to diversify and expand our revenue base by offering new products and services. We expect this to be reflected in solid revenue growth and improvement in the bottom line in fiscal year 2006.”

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

A copy of the financial statements follows.

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The company will host a conference call to discuss year-end results on Thursday, Sept. 1 at 11 a.m. Eastern. To participate in this call, dial (866) 548-2696 any time after 10:55 a.m. on Sept. 1. International callers should dial (678) 460-1868.

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm.

For more information, contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation and Subsidiaries

Consolidated Balance Sheets

June 30, 2005 and 2004

            (Unaudited)

	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$4,141,000	$12,404,000
Accounts receivable, net	5,846,000	4,132,000
Inventories	4,948,000	2,956,000
Deferred tax asset	1,391,000	975,000
Prepaid expenses and other current assets	288,000	41,000

Total current assets	16,614,000	20,508,000

Property, Plant and Equipment, net	8,370,000	5,090,000

Other Assets
Intangible assets, net	7,842,000	933,000
Goodwill	13,946,000	1,038,000
Cash collateral deposits	1,500,000	—
Deferred financing costs, net	465,000	51,000
Deferred tax asset	3,508,000	5,175,000
Note receivable	407,000	—
Deposits and other assets	148,000	193,000

Total other assets	27,816,000	7,390,000

TOTAL ASSETS	$52,800,000	$32,988,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,453,000	$3,213,000
Notes payable	2,601,000	320,000
Capital leases	—	29,000
Income tax payable	204,000	43,000

Total current liabilities	8,258,000	3,605,000

Notes Payable, less current maturities	8,773,000	1,159,000

Stockholders’ Equity
Common stock, $.01 par value, 40,000,000 shares authorized; 28,580,591 shares issued and outstanding in 2005 and 25,570,419 shares issued and outstanding in 2004	286,000	256,000
Additional paid-in capital	53,893,000	49,103,000
Accumulated deficit	(18,410,000)	(21,135,000)

Total stockholders’ equity	35,769,000	28,224,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,800,000	$32,988,000

Memry Corporation and Subsidiaries

Consolidated Statements of Income

                    (Unaudited)

	Year Ended June 30,		Three Month Period Ended June 30,
	2005	2004	2005	2004
Revenues	$45,008,000	$34,492,000	$13,345,000	$9,658,000
Cost of Revenues	27,095,000	20,682,000	7,830,000	5,650,000

Gross profit	17,913,000	13,810,000	5,515,000	4,008,000

Operating Expenses
Research and development	2,401,000	2,878,000	866,000	632,000
General, selling and administration	9,571,000	7,600,000	2,632,000	1,941,000
Amortization of intangible assets	379,000	133,000	125,000	33,000

	12,351,000	10,611,000	3,623,000	2,606,000

Operating income	5,562,000	3,199,000	1,892,000	1,402,000

Loss on extinguishment of debt	(182,000)	—	(182,000)	—

Other income	60,000	—	60,000	—

Interest
Expense	(1,189,000)	(74,000)	(435,000)	(1,000)
Income	157,000	92,000	48,000	29,000

	(1,032,000)	18,000	(387,000)	28,000

Income before income taxes	4,408,000	3,217,000	1,383,000	1,430,000

Provision for income taxes	1,683,000	839,000	502,000	142,000

Net income	$2,725,000	$2,378,000	$881,000	$1,288,000

Basic earnings per share:	$0.10	$0.09	$0.03	$0.05

Diluted earnings per share:	$0.10	$0.09	$0.03	$0.05